U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Mastropietro, Donald R.
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(Last) (First) (Middle)

1819 Main Street, 11th Floor
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(Street)

Sarasota, FL  34236
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(City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

03/21/00
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Intelliworxx, Inc. (IWXX)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                              Corporate Secretary
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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FORM 3 (continued)


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                                     Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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Common Stock                              55,900                      D
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Common Stock                                 900                      I                   Owned by Wife
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(1) If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)


FORM 3 (continued)

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                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                           2. Date Exercisable         (Instr. 4)                                         Derivative
                              and Expiration Date   ---------------------------------   4. Conver-        Security:
                              (Month/Day/Year)                            Amount           sion or        Direct      6. Nature of
                              -------------------                         or               Exercise       (D) or         Indirect
                            Date         Expira-                          Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-        tion                             of               Derivative     (I)            Ownership
   (Instr. 4)               cisable      Date         Title               Shares           Security       (Instr.5)      (Instr. 5)
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Incentive Stock Options     10/26/00     10/26/09     Common Stock        14,925           $6.70           D
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Incentive Stock Options     10/26/01     10/26/09     Common Stock         7,462           $6.70           D
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Incentive Stock Options     10/26/02     10/26/09     Common Stock         7,463           $6.70           D
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Non-Qualified Stock Options 10/26/00     10/26/09     Common Stock        30,075           $6.70           D
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Non-Qualified Stock Options 10/26/01     10/26/09     Common Stock        15,037           $6.70           D
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Non-Qualified Stock Options 10/26/02     10/26/09     Common Stock        15,038           $6.70           D
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Warrants                    03/03/00     03/03/05     Common Stock         5,000           $3.00           D
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Explanation of Responses:



         /s/ Donald R. Mastropietro       (1)                    4/27/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.